EMPLOYMENT AGREEMENT

     THIS AGREEMENT, is made as of April 1, 1998, by and between COYOTE NETWORK SYSTEMS, INC., a Delaware corporation (the "Company"), and JAMES J. FIEDLER (the "Executive").

                                 R E C I T A L S

     WHEREAS, Executive is willing to be employed by Company, and the Company is willing to employ the Executive, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in order to set forth the terms and conditions of Executive's employment with Company and in consideration of the covenants and agreements of the parties herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Services. Subject to the terms and upon the conditions hereinafter set forth, the Company hereby employs Executive as Chairman and Chief Executive Officer. Executive accepts such employment and agrees to devote his full time and use his best efforts to perform his duties pursuant to this Agreement and to further the business of the Company. Executive shall not, without the prior written consent of the Company as authorized by the Company's Board of Directors ("Board of Directors"), engage directly or indirectly in any other business or occupation during his employment under this Agreement. Subject to the foregoing, Executive shall be permitted to manage his own personal investments and, with the consent of the Board of Directors, sit on the board of directors (or other governing body) of other companies.

2.   Term and Termination.

2.1 Term. Subject to Section 2.2 hereof, the employment of Executive under this Agreement shall be deemed to have commenced on April 1, 1998 and will continue until the occurrence of the first of the following:

     (a)  March 31, 2003 (i.e., a term of five years);

     (b)  Executive's death; or

     (c) Executive's illness, physical or mental disability or other incapacity resulting in Executive's inability to effectively perform the essential functions of his job, with or without reasonable accommodation, for a cumulative period of twenty-six (26) weeks during any period of twenty-six (26) consecutive months.

     The term of this Agreement may only be extended by the written agreement of both the Company (as approved by the Board of Directors) and the Executive, as provided in Section 11.1. The term of Executive's employment by the Company under this Agreement is referred to herein as the "Term."

2.2 Termination. The employment of Executive under this Agreement may also be terminated at the option of the Board of Directors upon the occurrence of any of the following:

     (a) Executive's civil adjudication or criminal conviction of fraud or Executive's dishonesty involving Company's business,

     (b) Executive's chronic absence from work other than by reason of illness or injury,

     (c)  Executive's conviction of any felony,

     (d) Executive's conviction of any misdemeanor which is substantially related to Executive's services hereunder,

     (e) Executive's continuing use of illegal drugs or other illegal substance (whether or not on the job) after receiving a written notice from the Company to halt such usage or Executive's conviction of a crime involving illegal drugs or other illegal substance,

     (f) Executive's continuing abuse of alcohol (whether or not on the job) after receiving a written notice from the Company to halt such usage or Executive's conviction of a crime involving alcohol, which impairs Executive's ability to perform Executive's duties under this Agreement or has an adverse effect (other than an insignificant effect) on the reputation of the Company or its relationship with any customer or supplier of the Company,

     (g) Executive's illegal conduct either within or outside the scope of Executive's employment which has an adverse effect (other than an insignificant effect) on the reputation of the Company or its relationship with any customer or supplier of the Company,

     (h) Executive's breach of his obligations under Sections 6, 7, 8 or 9 hereof, or

     (i)  Executive's  breach of any other provision of this  Agreement.

          If the Board of Directors terminates the employment of the Executive without any such reason as aforesaid, which Executive agrees the Board of Directors is entitled to do since Executive serves at the discretion of the Board of Directors, then Executive shall nevertheless be entitled to the Guaranteed Minimum Salary (defined below) hereunder until the date specified in
Section 2.1 and to deferred compensation for the duration of the Deferred Term (defined below), and no more. In the case of any other termination of the Executive's employment, the salary and benefits hereunder will terminate as of the date of such termination, except as provided in Section 3.2. Reference is made to Section 11.1 of this Agreement regarding the authority of the Board of Directors to make determinations on behalf of the Company for purposes of this Agreement.

2.3 Effect of Termination. Executive's obligations in Sections 6, 7, 8, and 9 hereof, and the Company's obligations under Section 3.2, shall survive the termination of Executive's employment hereunder for any reason.

3.   Annual and Deferred Compensation.

3.1 Annual Compensation. The Company agrees to pay Executive for each full fiscal year of the Term (a) a guaranteed minimum annual salary, payable not less frequently than semi-monthly, at a rate of $300,000 (the "Guaranteed Minimum Salary") or (b) the Variable Salary Amount (defined below), whichever is greater, not to exceed fifteen times the Guaranteed Minimum Salary. The Variable Salary Amount shall be: for the first year of the Term, 10% of the first $6.0 million of pre-tax income of the Company and 5% of pre-tax income in excess of $6.0 million; for the second year of the Term, 7-1/2% of the first $6.0 million of pre-tax income of the Company and 5% of pre-tax income in excess of $6.0 million; and for the third, fourth and fifth fiscal years of the Term, 5% of the pre-tax income of the Company. The Company's pre-tax income shall be its consolidated income after all expenses, adjustments and deductions except income taxes, but shall not include the effects, if any, of extraordinary items and accounting changes, as set forth in the Company's consolidated financial statements as included in its annual report on Form 10-K for such fiscal year as filed with the Securities and Exchange Commission (in the absence of such filing, to be based on the Company's financial statements otherwise prepared). Any amounts due Executive in excess of the Guaranteed Minimum Salary shall be paid within fifteen days after the Company determines its pre-tax income for the applicable fiscal year. All payments hereunder shall be subject to withholding and other deductions by reason of federal or state law.

     Examples of the calculation of Executive's salary are set forth below:

     Year   Pre-Tax Income            Calculation                 Annual Salary

      1                 0      10% x $0 = $0                         $300,000
                               (minimum salary $300,000)

      2        $7,000,000      7-1/2% x $6.0 million +               $500,000
                               5% x $1.0 million =
                               $500,000

      3       $12,000,000      5% x $12.0 million =                  $600,000
                               $600,000

      4       $20,000,000      5% x $20.0 million =                $1,000,000
                               $1,000,000

      5      $100,000,000      5% x $100,000,000 =                 $4,500,000
                               $5,000,000
                               (maximum salary of 15 x $300,000)

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
3.2 Deferred Compensation. As further compensation for the services to be performed by Executive hereunder, for a period of five years (or such shorter duration equal to the number of full years of the Term) following the Term (the "Deferred Term"), the Company shall pay Deferred Compensation to Executive as follows. The Deferred Compensation shall be: for the first year of the Deferred Term, 10% of the pre-tax income of the Company for the first year of the Term; for the second year of the Deferred Term, 7-1/2% of pre-tax income of the Company for the second year of the Term; and for the third, fourth and fifth years of the Deferred Term, 5% of pre-tax income of the Company for the corresponding year of the Term; provided, however, the Deferred Compensation for any year shall not exceed two times the Guaranteed Minimum Salary for the corresponding year of the Term. The first year of the Deferred Term shall correspond to the first year of the Term and each subsequent year of the Deferred Term shall correspond to each subsequent year of the Term. Such Deferred Compensation shall be payable in equal installments, not less frequently than monthly, and shall be subject to withholding and other deductions by reason of federal or state law. If Executive should die during the Deferred Term, the Company shall continue to make the payments required by this Section 3.2 for the balance of the Deferred Term to such beneficiary as the Executive may designate for that purpose in written notice given to the Secretary of the Company prior to his death or, in the absence of such designation, to his personal representatives.

     Examples of the calculation of Deferred Compensation are set forth below:

          Corresponding
             Deferred
           Compensation
          Year (starting      Pre-Tax                                             Deferred
Contract  after the 5th    Income During                                        Compensation
  Year    Contract Year)   Contract Year              Calculation                  Amount
--------  --------------   -------------     ------------------------------     ------------
   1            1          $          0      10% x 0 = $0                             0

   2            2          $  4,000,000      7-1/2% x $4,000,000 = $300,000      $ 300,000

   3            3          $  6,000,000      5% x $6,000,000 = $300,000          $ 300,000

   4            4          $ 10,000,000      5% x $10,000,000 = $500,000         $ 500,000

   5            5          $ 20,000,000      5% x $20,000,000 = $1,000,000       $ 600,000
                                             (maximum of double minimum
                                              salary or 2 x $300,000)

4. Reimbursement for Expenses. Company agrees to reimburse Executive for all reasonable business expenses incurred by him in connection with the performance of his obligations under this Agreement, subject to established reimbursement policies of the Company in effect from time-to-time regarding expense reimbursement.

5. Fringe Benefits. Executive shall be entitled to the following fringe benefits during the term of his employment under this Agreement. The Executive understands that he will recognize income to the extent provided by law in respect of certain of the benefits hereunder, and that these benefits shall be subject to withholding and other deductions by reason of federal or state law.

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
5.1 Vacation. Executive shall be allowed four (4) weeks of vacation per year, with full pay and without loss of any other compensation or benefits, during the term of this Agreement. Executive shall coordinate the schedule of his vacations with other executives and the personnel of Company and its affiliates so as to avoid any adverse effects on the Company's operations.

5.2 Stock Options. Executive shall be entitled to receive ten-year stock options of the Company for 450,000 shares of stock, with vesting and exercise prices set forth below:

     Number of Shares            Vesting (years)             Exercise Price
     ----------------            ---------------             --------------
           90,000                      1                        $4.00
           90,000                      2                        $8.00
           90,000                      3                       $12.00
           90,000                      4                       $16.00
           90,000                      5                       $20.00

     The options must be exercised within five (5) years after termination of employment.

5.3 Medical Benefits. During the Term and the Deferred Term, the Company will pay or reimburse Executive for all medical expenses for the Executive, his spouse and unemancipated children, including physician, hospital, dental, optometrical, nursing, nursing home and drug expenses.

5.4 Other Fringe Benefits. Executive may receive such other additional fringe benefits, if any, as the Board of Directors may from time-to-time make available to Executive at the Board of Directors' sole discretion.

5.5 Other Benefits. The Board may, in its sole discretion, award additional compensation to Executive, by way of increased salary, bonus, options or otherwise, as a result of the Company's operating performance or other factors.

5.6 Change of Control. In the event of a Change of Control, the stock options for all 450,000 shares of stock referred to in Section 5.2 shall immediately vest, the Company shall pay to Executive in a lump sum all accrued but unpaid Deferred Compensation under Section 3.2 and the Company shall pay to Executive in a lump sum the Guaranteed Minimum Salary that would be earned over the remainder of the Term (in each case net of applicable withholding and other taxes). In addition, any subsequently earned Variable Salary Amount and Deferred Compensation shall be paid to Executive within fifteen days after the Company determines its pre-tax income for the applicable year of the Term. In the event that Employee ceases to be an employee of the Company for any reason following such Change of Control, whether upon voluntary resignation, involuntary termination or otherwise (except if such employment is terminated by the Company pursuant to Section 2.2), then Executive shall be entitled to receive Deferred Compensation and Variable Salary Amount prorated and calculated through the end of the fiscal quarter of such termination, and all medical benefits set forth in Section 5.3 shall continue to be provided for the remainder of the originally-scheduled Term and the full five year originally-scheduled Deferred Term. As used herein, a Change of Control means any transaction in which substantially all the assets of the Company are acquired or 50% or more of the issued and outstanding common stock of the Company is acquired by a single person, entity or group of such persons or entities. Nothing herein shall limit Executive's damages in the event Executive is terminated without cause following a Change of Control or otherwise.

6.   Definitions.

     As used in this Agreement, the following words have the meanings specified:

     (a) "Proprietary Ideas" means ideas, suggestions, inventions and work relating in any way to the business and activities of Company which may be subjects of protection under applicable laws, including common law, including patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights.

     (b) "Inventions" means inventions, designs, discoveries, improvements and ideas, whether or not patentable, including without limitation, novel or improved products, processes, machines, software, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (a) relate to (i) the business of Company as conducted from time-to-time or (ii) the Company's actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for Company.

     (c) "Confidential Information" means Proprietary Ideas and also information related to Company's business, whether or not in written or printed form, not generally known in the trade or industry of which Executive has or will become informed during the period of employment by the Company, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, trade secrets, know-how, research and development programs, sales methods, customer lists, mailing lists, customer usages and requirements, software and other confidential technical or business information and data; provided, however, that Confidential Information shall not include any information which is in the public domain by means other than disclosure by Executive.

     (d) As used in Sections 6, 7, 8, and 9 only, the term "Company" shall include all entities affiliated with the Company.

7. Disclosure and Assignment of Inventions. Executive agrees to disclose to the Company (and, if requested to do so, to provide a written description thereof to the Company), and hereby assigns to Company all of Executive's rights in and to, any Inventions conceived or reduced to practice at any time during Executive's employment by Company, either solely or jointly with others and whether or not developed on Executive's own time or with

     Company's resources. Executive agrees that Inventions first reduced to practice within one (1) year after termination of Executive's employment by Company shall be treated as if conceived during such employment unless Executive can establish specific events giving rise to the conception which occurred after such employment. Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to employment by Company except such as are specifically listed at the conclusion of this Agreement. Executive shall cooperate with Company and shall execute and deliver such documents and do such other acts and things as Company may request, at Company's expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in Company all rights therein free of all encumbrances and adverse claims.

8. Confidential Information. Except as required by law or regulatory agencies, Executive shall not disclose to Company or induce Company to use any secret or confidential information belonging to persons not affiliated with Company, including any former employer of Executive. In addition to all duties of loyalty imposed on Executive by law, Executive shall maintain Confidential Information in strict confidence and secrecy and shall not at any time, during or at any time after termination of employment with Company, directly or indirectly, use or disclose to others any Confidential Information, or use it for the benefit of any person or entity (including Executive) other than Company, without the prior written consent of any duly authorized officer of Company (except for disclosures to persons acting on Company's behalf with a need to know such information). Executive shall carefully preserve any documents, records and tangible data relating to Inventions or Confidential Information coming into Executive's possession and shall deliver the same and any copies thereof to Company upon request and, in any event, upon termination of Executive's employment by Company.

9.   Non-Competition.

     (a) At all times during Executive's employment by the Company (whether pursuant to this Agreement or otherwise) and, to the fullest extent permitted by applicable law, for a period of twelve (12) months following the termination of such employment, Executive will not, in any capacity whatsoever, in any state in the United States or in any other country, directly or indirectly, participate in or assist in the ownership, management, operation or control of, or have any beneficial interest in, or provide employment, consulting or other services for, any corporation, partnership, association or other person or entity ("Competitive Business") which is engaged in the development, manufacture, marketing, distribution, service and/or sale of voice or data switching equipment, and which directly competes or is planning to directly compete with the Company's products or services (including products and services under development). If the business is multi-faceted, this restriction shall apply to only that part of the business which is competitive to Company.

     (b) In furtherance of the foregoing, but as an independent obligation of Executive, Executive agrees that he will not, to the fullest extent permitted by applicable law, during the one-year period following termination of his employment with Company, be connected in any way with the solicitation of any then current or potential customers or suppliers of Company if such solicitation is likely to result in a loss of business for Company.

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
     (c) In furtherance of the foregoing, but as an independent obligation of the Executive, Executive agrees that, to the fullest extent permitted by applicable law, during the one year following termination of his employment with the Company, he will not solicit for employment, employ or engage as a consultant any person who had been an employee of the Company at any time in the one-year period prior to termination of Executive's employment with Company.

     (d) In the event the covenants set forth in this Section 9 are found to be unenforceable or invalid by reason of being overly broad, the parties hereto intend that such covenants shall be limited to such scope, geographic area and duration as shall make such covenants valid and enforceable.

10. Government Laws, Regulations and Contracts. Executive agrees to comply, and to do all things necessary for Company to comply, with all federal, state, local and foreign laws and regulations and government contracts which may be applicable to the business and operations of Company.

11.  Miscellaneous.

11.1 Amendment and Modification. Company (by action of its Board of Directors) and Executive may amend, modify and supplement this Agreement only in such manner as may be agreed upon by Company and Executive in writing. This provision  shall  be  applicable  to any  extension  of the  term  of  this
     Agreement  as  provided  in  Section  2.1.  All  determinations,   waivers,
     consents, approvals or other acts on the part of the Company that are permitted or required by this Agreement shall similarly require the approval of the Board of Directors.

11.2 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the employment relationship created hereby and supersedes and discharges any prior agreements pertaining to employment between Executive and the Company. There have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein relating to such employment relationship.

11.3 Assignment. This Agreement shall not be assigned by either party without the written consent of the other party. Inasmuch as this Agreement contemplates the provision of personal services by the Executive, ordinarily this Agreement shall not be assignable by the Executive. This Agreement shall not be assigned by the Company except with the prior written consent of the Executive, which he shall not unreasonably withhold. Any attempted assignment without such written consent shall be null and void and without legal effect.

11.4 Binding Effect; Specific Performance. Subject to Section 11.3 hereof, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors, assigns, heirs, executors, administrators and personal representatives. The parties hereto shall be entitled, at their option, to the remedy of specific performance to the fullest extent permitted by applicable law in enforcing the provisions of this Agreement.

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
11.5 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, or the employment relationship hereunder, shall be settled by binding arbitration in Los Angeles, California administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

11.6 Agreement Severable; Waiver. This is a severable Agreement and in the event that any part of this Agreement shall be held to be unenforceable, all other parts of this Agreement shall remain valid and fully enforceable as if the unenforceable part or parts had not been included herein. No waiver of any provision of this Agreement shall be binding unless executed in writing by the party to be bound hereby. No waiver of a breach of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided. No failure or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7 Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the recipient or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


         If to Executive, to:       James J. Fiedler
                                    4360 Park Terrace Drive
                                    Westlake Village, CA  91361
         If to Company, to:         Coyote Network Systems, Inc.
                                    Attn:  Board of Directors
                                    4360 Park Terrace Drive
                                    Westlake Village, CA  91361

     or to such other address as either party may have furnished to the other in writing in accordance herewith except that notices of a change of address shall be effective only upon receipt.

11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

     EXECUTIVE ACKNOWLEDGES HAVING READ, EXECUTED AND RECEIVED A COPY OF THIS AGREEMENT, INCLUDING THE FOLLOWING NOTICE, AND AGREES THAT, WITH RESPECT TO THE SUBJECT MATTER HEREOF, IT CONSTITUTES EXECUTIVE'S ENTIRE AGREEMENT WITH COMPANY, SUPERSEDING ANY PREVIOUS ORAL OR WRITTEN COMMUNICATIONS, REPRESENTATIONS, UNDERSTANDINGS OR AGREEMENTS WITH THE COMPANY OR ANY OF ITS OFFICIALS OR REPRESENTATIVES.

          Notwithstanding anything to the contrary in Section 7 hereof, this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates (i) to the business of the Company as conducted from time-to-time or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the Executive for the Company.

     NOTWITHSTANDING THE FORGOING PROVISIONS OF SECTION 7, EXECUTIVE IS HEREBY NOTIFIED BY THE COMPANY THAT SUCH PROVISIONS DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE. BY HIS SIGNATURE BELOW, EXECUTIVE HEREBY ACKNOWLEDGES RECEIPT OF SUCH NOTIFICATION.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and effective as of the day and year first above written.

         COYOTE NETWORK SYSTEMS, INC. ("Company")


         By:   /s/ Jack E. Donnelly
               -----------------------
               Jack E. Donnelly


         JAMES J. FIEDLER ("Executive")


         By:   /s/ James J. Fiedler
               -----------------------
               James J. Fiedler


         List of Inventions Excepted From Section 7 Above:

                  None




MW1-123210-6

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